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FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1998

                                                                   EXHIBIT 11.01

                           CARAUSTAR INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

           COMPUTATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Earnings:
  Net income available to common stock......................  $13,177    $11,741
Shares:
  Weighted average common shares outstanding................   25,280     24,815
  Dilutive effect of stock options..........................      232        348
                                                              -------    -------
  Average diluted shares outstanding and equivalent.........   25,512     25,163
Basic earnings per common share:
          Net income........................................  $  0.52    $  0.47
                                                              =======    =======
Diluted earnings per common share:
          Net income........................................  $  0.52    $  0.47
                                                              =======    =======

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